Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real San Diego, CA 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

January 16, 2026

VIA ELECTRONIC MAIL

SharonAI Holdings Inc.

745 Fifth Avenue, Suite 500,

New York, NY 10151

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SharonAI Holdings Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers (i) the resale, by the selling stockholders listed therein (the “Selling Stockholders”), from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of 5,485,568 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of (A) 4,895,585 shares of Class A Common Stock (the “BCA Shares”), (B) 214,982 shares (the “Private Warrant Shares”) of Class A Common Ordinary Common Stock issuable upon exercise of certain private warrants (the “Private Warrants”) and (C) 375,001 shares (the “Conversion Shares”) of Class A Common Ordinary Stock issuable upon conversion of outstanding convertible notes (the “Notes”) and (ii) 230,000 shares of Class A Ordinary Common Stock (the “Public Warrant Shares,” together with BCA Shares, the Private Warrant Shares and the Conversion Shares, the “Shares”) underlying certain public warrants (the “Public Warrants”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed: (a) the genuineness of all signatures, including endorsements; (b) the legal capacity and competency of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and are validly issued, fully paid, and non-assessable.

2. The Private Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Private Warrant Shares are delivered and paid for in accordance with the terms of the Private Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Private Warrant Shares will be validly issued, fully paid, and non-assessable.

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real San Diego, CA 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

3. The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Conversion Shares are delivered in accordance with the terms of the Note and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Conversion Shares will be validly issued, fully paid, and non-assessable.

4. The Public Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Public Warrant Shares are delivered and paid for in accordance with the terms of the Public Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Public Warrant Shares will be validly issued, fully paid, and non-assessable.

5. Each of the Private Warrants, the Public Warrants and the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 5 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants, the Series A Convertible Preferred Stock, the Warrant Shares or the Conversion Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, the Warrant Shares, the Conversion Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

The opinion we render herein is limited to those matters governed by the DGCL as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares, the Warrant Shares and the Conversion Shares being registered while the Registration Statement is effective under the Securities Act.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP